Exhibit 99.1

April 30, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces First-quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

TULSA, Okla. – April 30, 2013 – ONEOK Partners, L.P. (NYSE: OKS) today announced first-quarter 2013 net income attributable to ONEOK Partners was $156.6 million, or 42 cents per unit, compared with $238.8 million, or 91 cents per unit, in the first quarter 2012.

The partnership also reaffirmed its 2013 net income guidance range of $790 million to $870 million and its distributable cash flow (DCF) range of $910 million to $1.0 billion, provided on Feb. 25, 2013.

2013 earnings guidance includes a projected 0.5-cent-per-unit-per-quarter increase in unitholder distributions. Actual unitholder distribution declarations are subject to ONEOK Partners board approval.

“The partnership’s first-quarter results reflect the impact that narrower natural gas liquids price differentials and ethane rejection continue to have on our natural gas liquids segment,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners. “Our natural gas gathering and processing segment reported increased volumes compared with the first quarter 2012, but its results were affected by lower realized commodity prices.”

“We expect natural gas and natural gas liquids volumes to continue to increase as our recently completed growth projects ramp up and other projects are completed,” said Gibson. “These recently completed projects include our Stateline II natural gas processing facility in North Dakota and the Bakken NGL Pipeline that transports unfractionated natural gas liquids from the Williston Basin to our infrastructure in the Mid-Continent and Gulf Coast, as well as the ethane header pipeline that connects our Mont Belvieu, Texas, natural gas liquids fractionation and storage assets with several petrochemical customers.”

FIRST-QUARTER 2013 FINANCIAL PERFORMANCE

In the first quarter 2013, earnings before interest, taxes, depreciation and amortization (EBITDA) were $260.5 million, compared with $344.1 million in the first quarter 2012.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

First-quarter 2013 DCF was $193.2 million, compared with $279.0 million in the first quarter 2012.

First-quarter 2013 operating income was $177.7 million, compared with $256.0 million in the first quarter 2012.

The decrease in first-quarter 2013 operating income reflects lower net margins from significantly narrower natural gas liquids (NGL) location price differentials, lower realized natural gas and NGL product prices, and the impact of ethane rejection. These decreases were offset partially by higher natural gas volumes gathered and processed, and NGL volumes gathered in the Williston Basin as a result of the completed growth projects in the natural gas gathering and processing, and the natural gas liquids segments.

First-quarter 2013 equity earnings were $25.9 million, compared with $34.6 million in the first quarter 2012. These decreases were due to the impact of lower volumes on Overland Pass Pipeline due to ethane rejection and decreased transportation rates on Northern Border Pipeline.

Operating costs were $138.3 million in the first quarter 2013, compared with $115.9 million for the same period last year. Depreciation and amortization expense was $54.7 million in the first quarter 2013, compared with $49.3 million for the same period last year. These increases were due primarily to the partnership’s recently completed growth projects.

Capital expenditures were $443.5 million in the first quarter 2013, compared with $280.8 million in the same period in 2012. This increase was due primarily to growth projects in the natural gas gathering and processing, and natural gas liquids segments.

> View earnings tables

FIRST-QUARTER 2013 SUMMARY:

•	Natural gas gathering and processing segment operating income of $33.7 million, compared with $47.6 million in the first quarter 2012;

•	Natural gas pipelines segment operating income of $35.9 million, compared with $33.0 million in the first quarter 2012;

•	Natural gas liquids segment operating income of $107.1 million, compared with $174.5 million in the first quarter 2012;

•	In the natural gas pipelines segment, earning the 2012 American Gas Association (AGA) Safety Achievement Award for safety performance among medium-sized transmission companies;

•	Placing in service in April the following growth projects:

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

–	The 600-mile Bakken NGL Pipeline from the Bakken Shale and Three Forks formations in the Williston Basin to the partnership’s 50 percent-owned Overland Pass Pipeline;

–	The 100-million cubic feet per day (MMcf/d) Stateline II natural gas processing facility in western Williams County, N.D.; and

–	An ethane header pipeline that creates a new point of interconnection between the partnership’s Mont Belvieu, Texas, NGL fractionation and storage assets and several petrochemical customers;

•	Announcing in January plans to:

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Invest approximately $325 million to $360 million between now and the first quarter 2015 to construct a 100-MMcf/d natural gas processing facility - the Garden Creek III plant - in eastern McKenzie County, N.D., in the Williston Basin, which includes the Bakken Shale and Three Forks formations, and related infrastructure; and

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Invest approximately $140 million between now and the first quarter 2015 to construct a 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kan., and Medford, Okla., and modify the partnership’s NGL fractionation infrastructure at Hutchinson, Kan., to accommodate unfractionated NGLs produced in the Williston Basin;

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Completing the sale of approximately $16.2 million in equity through the partnership’s $300 million at-the-market equity program, which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 43.3 percent at March 31, 2013, from 43.4 percent at Dec. 31, 2012;

•	Having $68.9 million of cash and cash equivalents and no commercial paper or borrowings outstanding under the partnership’s $1.2 billion revolving credit facility as of March 31, 2013; and

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Increasing in April 2013 its distribution for the first quarter 2013 to 71.5 cents per unit, or $2.86 per unit on an annualized basis, payable on May 15, 2013, to unitholders of record at the close of business April 30, 2013.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2013 operating income of $33.7 million, compared with $47.6 million for the first quarter 2012. First-quarter 2013 results, compared with the first quarter 2012, reflect:

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A $28.2 million increase due primarily to volume growth in the Williston Basin from the Stateline I natural gas processing plant and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

•	A $13.0 million decrease due primarily to lower realized NGL product prices;

•	A $13.0 million decrease due primarily to higher compression costs and less favorable contract terms associated with volume growth primarily in the Williston Basin; and

•	A $1.3 million decrease from lower natural gas volumes gathered in the Powder River Basin as a result of continued production declines.

Operating costs in the first quarter 2013 were $51.7 million, compared with $40.3 million for the first quarter 2012. This increase is due primarily to growth in the segment’s operations due to completed projects. First-quarter 2013 operating costs reflect:

•	A $5.6 million increase from higher materials, supplies and outside services expenses;

•	A $4.2 million increase from higher labor and employee-related costs; and

•	A $1.3 million increase in higher property taxes.

Key Statistics: More detailed information is listed on page 19 in the tables.

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Natural gas gathered was 1,215 billion British thermal units per day (BBtu/d) in the first quarter 2013, up 16 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of additional natural gas gathering lines and compression to support the Stateline I natural gas processing plant in the Williston Basin; offset partially by continued production declines in the Powder River Basin in Wyoming; and up 1 percent compared with the fourth quarter 2012;

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Natural gas processed was 989 BBtu/d in the first quarter 2013, up 29 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of the Stateline I natural gas processing plant in the Williston Basin; and up 3 percent compared with the fourth quarter 2012;

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The realized composite NGL net sales price was 85 cents per gallon in the first quarter 2013, down 22 percent compared with the same period last year; and down 19 percent compared with the fourth quarter 2012;

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The realized condensate net sales price was $88.28 per barrel in the first quarter 2013, down 2 percent compared with the same period last year; and down 2 percent compared with the fourth quarter 2012; and

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The realized residue natural gas net sales price was $3.57 per million British thermal units (MMBtu) in the first quarter 2013, down 4 percent compared with the same period last year; and down 16 percent compared with the fourth quarter 2012.

The segment’s total equity volumes are increasing, and the composition of the equity NGL barrel continues to change as new natural gas processing plants in the Williston Basin are placed into service. The Garden Creek and Stateline I natural gas processing plants have the capability to recover ethane when economic conditions warrant but did not recover ethane during the first quarter 2013. As a result, first-quarter 2013 equity NGL volumes were weighted more

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

toward propane, iso-butane, normal butane and natural gasoline compared with the same period in the previous year.

For the first-quarter 2013, the segment connected approximately 270 new wells, compared with approximately 200 wells for the same period in 2012. The partnership expects to connect more than 1,000 wells in 2013.

The following table contains operating information for the periods indicated:

	Three Months Ended
	March 31,
Operating Information (a) (b)	2013	2012
Commodity
NGL sales (Bbl/d) (c)	12,008	9,699
Residue gas sales (MMBtu/d) (c)	56,361	41,196
Condensate sales (Bbl/d) (c)	2,632	2,743
Percentage of total net margin	64%	69%
Fee-based
Wellhead volumes (MMBtu/d)	1,214,789	1,044,641
Average rate ($/MMBtu)	$0.36	$0.36
Percentage of total net margin	36%	31%
(a) - Includes volumes for consolidated entities only.
(b) - Keep-whole quantities represent less than two percent of our contracts by volume. The quantities of natural gas for fuel and shrink associated with our keep-whole contacts have been deducted from residue gas sales, and the NGLs and condensate retained from our keep-whole contacts are included in NGL sales and condensate sales. Prior periods have been recast to conform to current presentation.
(c) - Represents equity volumes.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for its equity volumes in the natural gas gathering and processing segment for the periods indicated as of March 31, 2013:

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

	Nine Months Ending December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	9,409	$1.05	/ gallon	64%
Condensate (Bbl/d)	2,028	$2.43	/ gallon	83%
Total (Bbl/d)	11,437	$1.29	/ gallon	67%
Natural gas (MMBtu/d)	64,036	$3.79	/ MMBtu	78%

	Year Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
Condensate (Bbl/d)	868	$2.22	/ gallon	33%
Natural gas (MMBtu/d)	69,274	$4.11	/ MMBtu	91%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
Natural gas (MMBtu/d)	48,877	$4.19	/ MMBtu	50%

The partnership expects commodity-price sensitivities to increase in the future as its volumes increase under percent-of-proceeds contracts with its customers. All of the sensitivities are estimated as a hypothetical change in price of NGLs, crude oil and natural gas as of March 31, 2013, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil. The natural gas gathering and processing segment estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.5 million;

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.1 million; and

•	A 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $2.9 million.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2013 operating income of $35.9 million, compared with $33.0 million for the first quarter 2012. First-quarter 2013 results reflect:

•	A $1.6 million increase from higher rates on Guardian Pipeline;

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

•	A $1.3 million increase from higher contracted capacity on its intrastate natural gas pipelines; and

•	A $1.2 million increase from higher natural gas storage margins primarily as a result of higher negotiated rates.

Equity earnings, primarily from the partnership’s 50 percent-owned Northern Border Pipeline, were $16.4 million in the first quarter 2013, compared with $20.4 million in the same period in 2012. The decrease in equity earnings was due primarily to reduced transportation rates resulting from a Northern Border Pipeline rate settlement that became effective Jan. 1, 2013. Substantially all of Northern Border Pipeline’s long-haul transportation capacity has been contracted through March 2014.

Key Statistics: More detailed information is listed on page 19 in the tables.

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Natural gas transportation capacity contracted was 5,670 thousand dekatherms per day in the first quarter 2013, up 2 percent compared with the same period last year; and up 4 percent compared with the fourth quarter 2012;

•	Natural gas transportation capacity subscribed was 93 percent in the first quarter 2013, up 1 percent compared with the same period last year; and up 3 percent from the fourth quarter 2012; and

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The average natural gas price in the Mid-Continent region was $3.42 per MMBtu in the first quarter 2013, up 44 percent compared with the same period last year; and up 4 percent compared with the fourth quarter 2012.

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2013 operating income of $107.1 million, compared with $174.5 million for the first quarter 2012. First-quarter 2013 results reflect:

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An $89.8 million decrease from lower optimization and marketing margins, primarily as a result of a $92.5 million decrease from significantly narrower NGL location price differentials and less transportation capacity available for optimization activities, offset partially by a $2.6 million increase in its marketing activities. An increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized by its exchange-services activities to produce fee-based earnings;

•	A $9.0 million decrease from the impact of ethane rejection;

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A $39.3 million increase in exchange-services margins, which resulted from higher NGL volumes gathered in the Williston Basin, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations; and

•	A $2.8 million increase from the impact of operational measurement gains.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

Operating costs were $59.8 million in the first quarter 2013, compared with $51.9 million in the first quarter 2012. First-quarter 2013 operating costs reflect:

•	A $4.4 million increase from higher labor and employee-related costs associated with the growth of operations related to completed capital projects; and

•	A $2.1 million increase from higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital projects.

Equity earnings from investments were $3.1 million in the first quarter 2013, compared with $5.7 million in the same period in 2012. This decrease was due primarily to $4.6 million in lower earnings from the partnership’s 50 percent-owned Overland Pass Pipeline, as a result of lower volumes due to ethane rejection, offset partially by lower operational measurement losses.

Key Statistics: More detailed information is listed on page 19 in the tables.

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NGLs fractionated were 512,000 barrels per day (bpd) in the first quarter 2013, down 12 percent compared with the same period last year, due primarily to ethane rejection; and down 15 percent compared with the fourth quarter 2012;

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NGLs transported on gathering lines were 498,000 bpd in the first quarter 2013, unchanged compared with the same period last year, due primarily to increased volumes of NGLs gathered as a result of the capacity increase in the Mid-Continent and Texas made available through the partnership’s Cana-Woodford Shale and Granite Wash projects, that were placed in service in April 2012, offset by decreases in NGL volumes gathered resulting from ethane rejection; and down 6 percent compared with the fourth quarter 2012;

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NGLs transported on distribution lines were 394,000 bpd in the first quarter 2013, down 19 percent compared with the same period last year, due primarily to decreased volumes resulting from ethane rejection; and down 22 percent compared with the fourth quarter 2012; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 1 cent per gallon in the first quarter 2013, compared with 24 cents per gallon in the same period last year; and 7 cents per gallon in the fourth quarter 2012.

GROWTH ACTIVITIES:

The partnership has announced approximately $4.7 billion to $5.2 billion in growth projects between 2011 and 2015, of which approximately $1.9 billion have been completed.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

•	Of the approximately $2.1 billion to $2.2 billion of announced growth projects in the natural gas gathering and processing segment, approximately $1.0 billion have been completed, as follows:

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Approximately $360 million for the Garden Creek plant, a 100-MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota that was placed in service in December 2011, and related expansions; and for new well connections, expansions and upgrades to the existing natural gas gathering system infrastructure; and

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Approximately $600 million to construct the Stateline I and II plants, 100-MMcf/d natural gas processing facilities, and related expansions and upgrades to the existing gathering and compression infrastructure, and new well connections in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota. The Stateline I plant was placed in service in September 2012, and the Stateline II plant was placed in service in April 2013.

•	Approximately $1.1 billion to $1.2 billion of announced growth projects in the natural gas gathering and processing segment are in various stages of construction, as follows:

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Approximately $150 million to construct a 270-mile natural gas gathering system and related infrastructure in Divide County, N.D. This system, which is expected to be completed in the third quarter 2013, will gather and transport natural gas from producers in the Bakken Shale and Three Forks formations in the Williston Basin to the partnership’s previously announced 100-MMcf/d Stateline II natural gas processing facility in western Williams County, N.D.;

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Approximately $350 million to construct the Canadian Valley plant, a 200-MMcf/d natural gas processing facility in the Cana-Woodford Shale in Oklahoma, which is expected to be completed in the first quarter 2014; and expansions and upgrades to the existing gathering and compression infrastructure;

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Approximately $310 million to $345 million to construct the Garden Creek II plant, a 100-MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2014; and expansions and upgrades to the existing gathering and compression infrastructure; and

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Approximately $325 million to $360 million to construct the Garden Creek III plant, a 100-MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota, which is expected to be completed in the first quarter 2015; and expansions and upgrades to the existing gathering and compression infrastructure.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

•	Of the $2.6 billion to $3.0 billion of announced growth projects in the natural gas liquids segment, approximately $900 million have been completed, as follows:

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Approximately $30 million for the installation of seven additional pump stations along its existing Sterling I NGL distribution pipeline that was placed in service at the end of 2011; the additional pump stations increased the pipeline’s capacity by 15,000 bpd;

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Approximately $220 million to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that expanded the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas by adding an incremental 75,000 bpd to 80,000 bpd of unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These NGL pipelines were placed in service in April 2012, and the partnership connected three new third-party natural gas processing facilities and three existing third-party natural gas processing facilities that were expanded to its NGL gathering system. In addition, the installation of additional pump stations on the Arbuckle Pipeline was completed, increasing its capacity to 240,000 bpd;

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Approximately $117 million for a 60,000-bpd expansion of the partnership’s NGL fractionation capacity at Bushton, Kan., which was placed in service in September 2012, to accommodate NGL volumes from the Mid-Continent and Williston Basin;

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Approximately $490 million to $520 million for the construction of an approximately 600-mile NGL pipeline - the Bakken NGL Pipeline - to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan. The Bakken NGL Pipeline was placed in service in April 2013, with current capacity of 60,000 bpd;

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Approximately $23 million for the construction of a 12-inch diameter ethane header pipeline that creates a new point of interconnection between the Mont Belvieu, Texas, NGL fractionation and storage assets and several petrochemical customers. The ethane header pipeline has the capacity to transport 400,000 bpd of purity ethane from the partnership’s NGL storage facilities; its 80 percent owned, 160,000-bpd MB-1 fractionator; and its two 100 percent-owned, 75,000-bpd MB-2 and MB-3 fractionators that are under construction. The ethane header pipeline was placed in service in April 2013; and

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

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Approximately $35 million to $40 million on the partnership’s 50 percent-owned Overland Pass Pipeline for a 60,000-bpd capacity expansion to transport the additional unfractionated NGL volumes from the Bakken NGL Pipeline, which is expected to be completed in the second quarter 2013.

•	Approximately $1.7 billion to $2.1 billion of announced growth projects in the natural gas liquids segment are in various stages of construction, as follows:

–	Approximately $300 million to $390 million for the construction of a 75,000-bpd NGL fractionator, MB-2, at Mont Belvieu, Texas, that is expected to be completed in the third quarter 2013;

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Approximately $610 million to $810 million for the construction of a 540-plus-mile, 16-inch NGL pipeline - the Sterling III Pipeline - expected to be completed in late 2013, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast with an initial capacity of 193,000 bpd and the ability to expand to 250,000 bpd; and the reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products;

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Approximately $45 million to install a 40,000 bpd ethane/propane (E/P) splitter at its Mont Belvieu storage facility to split E/P mix into purity ethane, which is expected to be completed in the second quarter 2014;

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Approximately $100 million to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from the current capacity of 60,000 bpd. The expansion is expected to be completed in the third quarter 2014;

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Approximately $525 million to $575 million for the construction of a 75,000-bpd NGL fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas, that is expected to be completed in the fourth quarter 2014; and

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Approximately $140 million, announced in January 2013, for the construction of an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kan., and Medford, Okla., and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson, Kan., to accommodate unfractionated NGLs produced in the Williston Basin; both projects are expected to be completed in the first quarter 2015.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call on Wednesday, May 1, 2013, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-695-0614, pass code 6379130, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 6379130.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2013/OKS-Q1_2013_Earnings_mM39Ja9.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release historical and anticipated EBITDA and DCF levels that are non-GAAP financial measures.  EBITDA and DCF are used as measures of the partnership’s financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

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ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 43.3 percent of the overall partnership interest as of March 31, 2013.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

constraints on the pipelines that transport crude oil, natural gas and NGLs between producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2013	2012
	(Thousands of dollars, except per unit amounts)
Revenues	$2,517,447	$2,594,088
Cost of sales and fuel	2,146,848	2,172,998
Net margin	370,599	421,090
Operating expenses
Operations and maintenance	121,289	100,367
Depreciation and amortization	54,678	49,256
General taxes	16,975	15,503
Total operating expenses	192,942	165,126
Gain on sale of assets	41	57
Operating income	177,698	256,021
Equity earnings from investments	25,855	34,620
Allowance for equity funds used during construction	9,087	975
Other income	3,705	5,471
Other expense	(1,481)	(1,278)
Interest expense (net of capitalized interest of $12,605 and $8,736, respectively)	(55,872)	(53,209)
Income before income taxes	158,992	242,600
Income taxes	(2,307)	(3,636)
Net income	156,685	238,964
Less: Net income attributable to noncontrolling interests	86	121
Net income attributable to ONEOK Partners, L.P.	$156,599	$238,843

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$156,599	$238,843
General partner’s interest in net income	(64,708)	(49,387)
Limited partners’ interest in net income	$91,891	$189,456

Limited partners’ net income per unit, basic and diluted	$0.42	$0.91

Number of units used in computation (thousands)	219,861	209,090

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2013	2012
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$68,923	$537,074
Accounts receivable, net	778,379	914,036
Affiliate receivables	21,952	16,092
Gas and natural gas liquids in storage	228,833	235,836
Commodity imbalances	75,274	89,704
Other current assets	69,760	98,966
Total current assets	1,243,121	1,891,708

Property, plant and equipment
Property, plant and equipment	9,008,682	8,585,142
Accumulated depreciation and amortization	1,490,407	1,440,871
Net property, plant and equipment	7,518,275	7,144,271

Investments and other assets
Investments in unconsolidated affiliates	1,220,129	1,221,405
Goodwill and intangible assets	643,955	645,871
Other assets	70,527	55,975
Total investments and other assets	1,934,611	1,923,251
Total assets	$10,696,007	$10,959,230

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$7,650	$7,650
Notes payable	—	—
Accounts payable	971,163	1,058,007
Affiliate payables	45,338	75,710
Commodity imbalances	202,186	273,173
Accrued interest	87,481	76,734
Other current liabilities	67,970	79,158
Total current liabilities	1,381,788	1,570,432

Long-term debt, excluding current maturities	4,801,966	4,803,629

Deferred credits and other liabilities	109,836	121,662

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	152,698	152,513
Common units: 147,127,354 and 146,827,354 units issued and outstanding at
March 31, 2013 and December 31, 2012, respectively	2,918,385	2,945,051
Class B units: 72,988,252 units issued and outstanding at
March 31, 2013 and December 31, 2012	1,439,191	1,460,498
Accumulated other comprehensive loss	(112,563)	(99,322)
Total ONEOK Partners, L.P. partners’ equity	4,397,711	4,458,740

Noncontrolling interests in consolidated subsidiaries	4,706	4,767

Total equity	4,402,417	4,463,507
Total liabilities and equity	$10,696,007	$10,959,230

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
(Unaudited)	2013	2012
	(Thousands of dollars)
Operating activities
Net income	$156,685	$238,964
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,678	49,256
Allowance for equity funds used during construction	(9,087)	(975)
Gain on sale of assets	(41)	(57)
Deferred income taxes	1,502	1,868
Equity earnings from investments	(25,855)	(34,620)
Distributions received from unconsolidated affiliates	23,495	36,879
Changes in assets and liabilities:
Accounts receivable	139,043	85,618
Affiliate receivables	(5,860)	(3,689)
Gas and natural gas liquids in storage	7,003	91,578
Accounts payable	(62,293)	(104,128)
Affiliate payables	(30,372)	(17,447)
Commodity imbalances, net	(56,557)	(103,384)
Accrued interest	10,747	6,316
Other assets and liabilities	(21,651)	(27,013)
Cash provided by operating activities	181,437	219,166

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(443,464)	(280,793)
Contributions to unconsolidated affiliates	(3,036)	(2,577)
Distributions received from unconsolidated affiliates	6,698	4,062
Proceeds from sale of assets	47	413
Cash used in investing activities	(439,755)	(278,895)

Financing activities
Cash distributions:
General and limited partners	(220,924)	(164,083)
Noncontrolling interests	(147)	(245)
Repayment of long-term debt	(1,913)	(2,983)
Issuance of common units, net of issuance costs	12,819	919,576
Contribution from general partner	332	19,069
Cash provided by (used in) financing activities	(209,833)	771,334
Change in cash and cash equivalents	(468,151)	711,605
Cash and cash equivalents at beginning of period	537,074	35,091
Cash and cash equivalents at end of period	$68,923	$746,696

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2013	2012

Natural Gas Gathering and Processing
Net margin	$109.3	$108.3
Operating costs	$51.7	$40.3
Depreciation and amortization	$23.9	$20.5
Operating income	$33.7	$47.6
Equity earnings from investments	$6.3	$8.5
Natural gas gathered (BBtu/d) (a)	1,215	1,045
Natural gas processed (BBtu/d) (a) (b)	989	769
NGL sales (MBbl/d) (a)	72	53
Residue gas sales (BBtu/d) (a)	436	357
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.85	$1.09
Realized condensate net sales price ($/Bbl) (a) (c)	$88.28	$89.89
Realized residue gas net sales price ($/MMBtu) (a) (c)	$3.57	$3.71
Capital expenditures - growth	$159	$121.2
Capital expenditures - maintenance	$4.9	$3.7
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on our equity volumes.

Natural Gas Pipelines
Net margin	$74.1	$70.6
Operating costs	$27.2	$26.2
Depreciation and amortization	$11.0	$11.4
Operating income	$35.9	$33.0
Equity earnings from investments	$16.4	$20.4
Natural gas transportation capacity contracted (MDth/d) (a)	5,670	5,552
Transportation capacity subscribed (a) (b)	93%	92%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.42	$2.37
Capital expenditures - growth	$0.5	$1.5
Capital expenditures - maintenance	$4.8	$1.7
(a) - Includes volumes for consolidated entities only.
(b) - Prior periods have been recast to reflect current estimated capacity.

Natural Gas Liquids
Net margin	$186.6	$243.8
Operating costs	$59.8	$51.9
Depreciation and amortization	$19.7	$17.3
Operating income	$107.1	$174.5
Equity earnings from investments	$3.1	$5.7
NGL sales (MBbl/d)	578	511
NGLs fractionated (MBbl/d) (a)	512	585
NGLs transported-gathering lines (MBbl/d) (b)	498	498
NGLs transported-distribution lines (MBbl/d) (b)	394	485
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.01	$0.24
Capital expenditures - growth	$269.3	$141.9
Capital expenditures - maintenance	$4.9	$10.7
(a) - Includes volumes fractionated at company-owned and third-party facilities.
(b) - Includes volumes for consolidated entities only.

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ONEOK Partners Announces First-Quarter 2013 Financial Results;
Reaffirms 2013 Earnings Guidance

April 30, 2013

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
(Unaudited)	2013	2012
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$156,685	$238,964
Interest expense	55,872	53,209
Depreciation and amortization	54,678	49,256
Income taxes	2,307	3,636
Allowance for equity funds used during construction	(9,087)	(975)
EBITDA	260,455	344,090
Interest expense	(55,872)	(53,209)
Maintenance capital	(14,711)	(16,149)
Equity earnings from investments	(25,855)	(34,620)
Distributions received from unconsolidated affiliates	30,193	40,941
Other	(994)	(2,070)
Distributable cash flow	$193,216	$278,983

Distributions to general partner	(66,045)	(48,369)
Distributable cash flow to limited partners	$127,171	$230,614

Distributions declared per limited partner unit	$0.715	$0.635
Coverage ratio	0.81	1.74

Number of units used in computation (thousands)	219,861	209,090